Exhibit 4: Segment Information - Twelve Months Ended December 31, 2006

	Beer - Chile		Beer - Argentina		Soft Drinks & Min Water		Wine		Pisco		Others
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	214,587	189,853	57,277	47,361	149,750	137,899	71,965	79,618	33,216	28,792	10,061	8,914
Other products	3,073	2,535	529	356	718	559	4,281	6,142	340	352	0	0
Total	217,660	192,388	57,807	47,717	150,467	138,458	76,246	85,760	33,557	29,143	10,061	8,914
% change	13.1%		21.1%		8.7%		-11.1%		15.1%		12.9%

Cost of sales	(80,741)	(68,573)	(28,096)	(22,459)	(71,966)	(65,375)	(52,709)	(59,810)	(20,055)	(19,778)	(6,322)	(4,664)
% of sales	37.1%	35.6%	48.6%	47.1%	47.8%	47.2%	69.1%	69.7%	59.8%	67.9%	62.8%	52.3%

SG&A	(76,895)	(72,885)	(25,896)	(22,825)	(66,376)	(61,567)	(22,348)	(24,242)	(12,788)	(10,891)	(1,912)	(1,446)
% of sales	35.3%	37.9%	44.8%	47.8%	44.1%	44.5%	29.3%	28.3%	38.1%	37.4%	19.0%	16.2%

Operating profit	60,024	50,931	3,814	2,432	12,125	11,516	1,189	1,709	713	(1,525)	1,827	2,804
% change	17.9%		56.8%		5.3%		-30.4%		NM		-34.8%
% of sales	27.6%	26.5%	6.6%	5.1%	8.1%	8.3%	1.6%	2.0%	2.1%	-5.2%	18.2%	31.5%

Depreciation	18,471	19,412	5,682	5,018	9,934	10,487	5,079	4,595	1,074	839	1,253	1,094
Amortization	4	14	156	157	0	10	371	375	46	2	0	1
EBITDA	78,498	70,356	9,652	7,607	22,059	22,013	6,639	6,678	1,833	(684)	3,080	3,899
% change	11.6%		26.9%		0.2%		-0.6%		NM		-21.0%
% of sales	36.1%	36.6%	16.7%	15.9%	14.7%	15.9%	8.7%	7.8%	5.5%	-2.3%	30.6%	43.7%

	Beer - Chile		Beer - Argentina*		Soft Drinks & Min Water		Wine***		Pisco
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
VOLUMES & PRICING
					Total**		Total		Total
Volume (HLs)	4,708,466	4,169,646	2,444,275	2,269,028	5,182,688	4,741,595	863,481	924,918	204,681	202,681
% change	12.9%		7.7%		9.3%		-6.6%		1.0%

					Soft Drinks		Chile - Domestic
					3,466,424	3,225,602	463,276	524,640
					7.5%		-11.7%
					Nectars		Chile - Bottled Exports
					547,525	444,739	359,754	364,697
					23.1%		-1.4%
					Mineral Water
					1,168,739	1,071,254	Argentina
					9.1%		40,452	35,581
							13.7%

* Volumes include exports of 110,079 HL (42,701 HL to Chile) and 66,545 HL (44,110 HL to Chile) in 2006 and 2005, respectively.
** In unit cases, sales from the soft drink and mineral water segment totaled 91.3 million and 83.5 million in 2006 and 2005, respectively.
*** Volumes do not include bulk volumes of 78,617 HL (60,776 HL from Chile exports and 17,841 HL from Argentina) and 124,638 HL (102,312 HL from Chile exports and 2,400 HL from Argentina) in 2006 and 2005, respectively.
					Total		Total
Price (Ch$ / HL)	45,575	45,532	23,433	20,873	28,894	29,083	83,343	86,081	162,282	142,054
% change (real)	0.1%		12.3%		-0.6%		-3.2%		14.2%

					Soft Drinks		Chile - Domestic
					28,085	28,488	57,026	62,216
					-1.4%		-8.3%
					Nectars		Chile - Bottled Exports
					41,546	42,734	115,138	119,641
					-2.8%		-3.8%
					Mineral Water
					25,366	25,206	Argentina
					0.6%		101,981	93,990
							8.5%